Exhibit 10.13

THORATEC CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN

Amended and Restated as of December 6, 2011

THORATEC CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN

SECTION 1.  ESTABLISHMENT AND PURPOSES

1.1          Establishment.  Thoratec Corporation established effective as of January 1, 2004, a deferred compensation plan for executives as described herein, known as the “THORATEC CORPORATION DEFERRED COMPENSATION PLAN” (hereinafter called the “Plan”).  The Plan shall hereinafter be known as the “THORATEC CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN.”

1.2          Purposes.  The purposes of the Plan are to (i) enable the Corporation to attract and retain persons of outstanding competence; (ii) provide means whereby certain amounts payable by the Corporation to selected executives, management employees, and Directors may be deferred to some future period; and (iii) provide a means for possible future allocation of a matching credit by the Corporation to selected executives, management employees, and Directors.  The Plan is intended to constitute an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.3          409A Compliance.  Effective January 1, 2005, the Corporation bifurcated the Plan into a previous version of this document (that was subsequently amended and restated effective January 1, 2008), which is intended to comply with the provisions of Section 409A of the Code and the final regulations promulgated thereunder, and a grandfathered document, which applies to amounts that were deferred on or prior to December 31, 2004 and are not subject to Section 409A of the Code.  This amended and restated document is effective as of December 6, 2011 and applies only to deferrals made after December 31, 2004.

SECTION 2.  DEFINITIONS

2.1          Definitions.  Whenever used herein, the following terms shall have the meanings set forth below:

(a)           “Board” means the Board of Directors of the Corporation.

(b)           “Board Fees” mean the cash compensation payable to Directors, including any annual retainer and meeting and committee fees.

(c)           “Bonus” means the bonus payable in cash by the Corporation to a Participant in respect of a Fiscal Year under the Corporation’s Executive Incentive Plan.

(d)           “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(e)           “Committee” means the Nonqualified Deferred Compensation Committee appointed by the Board.

(f)            “Corporation” means Thoratec Corporation, a California corporation.

(g)           “Director” means a member of the Corporation’s Board of Directors.

(h)           “Early Retirement” means a Participant’s Separation from Service on or after attaining age 55 or on or after the completion of ten years of service with the Company, but in either case before attaining age 65.

(i)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(j)            “Fiscal Year” means a fiscal year of the Corporation.

(k)           “Growth Increment” means the net amount of income, appreciation, loss, etc., earned or suffered on a Participant’s deferred amounts.

(l)            “Normal Retirement” means a Participant’s Separation from Service on or after attaining age 65.

(m)          “Participant” means an individual eligible to participate in the Plan pursuant to Section 3.1.

(n)           “Salary” means all regular, basic compensation, before reduction for amounts deferred pursuant to this Plan or any other plan of the Corporation, payable in cash to a Participant for services rendered during the Year, exclusive of any bonuses or incentive compensation, special fees or awards, allowances, or amounts designated by the Corporation as payments toward or reimbursement of expenses.

(o)           “Separation from Service” means a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

(p)           “Sales Commissions” mean compensation paid in the form of commissions.

(q)           “Specified Employee” means a “specified employee” of the Company, as defined in Section 409(a)(2)(B)(i) of the Code.

(r)            “Trust” means the Thoratec Corporation Grantor Trust Agreement attached hereto as Exhibit A.

(s)            “Year” means a calendar year.

2.2          Gender and Number.  Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.

SECTION 3.  ELIGIBILITY AND PARTICIPATION

3.1          Eligibility.  The Plan is primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and Directors.  Subject to the preceding sentence, the following persons shall be eligible to participate in the Plan:

(a)           the elected officers and appointed officers of the Corporation;

(b)           cardiovascular division senior directors of the Corporation and above;

(c)           directors of the Corporation in pay grade 63 (added by the Chief Executive Officer of the Corporation effective January 1, 2008);

(d)           Directors; and

(e)           any other employee of the Corporation or any direct or indirect subsidiary of the Corporation designated by the Chair of the Committee or by the Chief Executive Officer of the Corporation from time to time.

3.2          Ceasing Eligibility.  In the event a Participant no longer meets the requirements for participation in this Plan, the Participant’s deferral election for the Year in question shall continue to be effective for the remainder of such Year, after which the Participant shall become an inactive Participant.  An inactive Participant shall retain all rights described under this Plan, except the right to make any further deferrals and the right to receive any further matching credits, until the time that the Participant again meets the eligibility requirements of Section 3.1 (and, if applicable, Section 5.1).

SECTION 4.  ELECTION TO DEFER; DEFERRAL PERIOD;
FORM OF PAYMENT

4.1          Deferral Election.

(a)           Subject to the following provisions, for each Year, a Participant irrevocably may elect, by written notice to the Corporation, to defer Salary, Bonus, Board Fees and/or Sales Commissions as set forth below.  Deferrals of each of Salary, Bonus, Board Fees and/or Sales Commissions shall be made pursuant to a separate deferral election.

(i)            With respect to Salary deferrals, the deferral percentage elected must be at least two percent (2%) but no greater than fifty percent (50%).  The deferral amount shall be applied to the Participant’s Salary for each pay period of the Year to which the deferral election applies and must be made on or before November 30 of the immediately preceding Year for which such deferral election applies.

(ii)           With respect to Bonus deferrals, the deferral percentage elected shall be 0% to 100% (and/or a flat amount) and shall apply only to the Participant’s Bonus payable with respect to service to be performed in the Fiscal Year to which the deferral election applies, and the deferral election must be made on or before the date that is six months prior to the end of the Fiscal Year to which the deferral election applies (provided that in no event may a Bonus deferral election be made after the amount of the Participant’s Bonus has become readily ascertainable).

(iii)          With respect to Board Fees, the deferral percentage elected shall be 0% to 100% and shall apply only to the Participant’s Board Fees payable with respect to service to be performed in the Year to which the deferral election applies and must be made on or before November 30 of the immediately preceding Year for which such deferral election applies.

(iv)          With respect to Sales Commissions, the deferral percentage elected shall be 0% to 100% (and/or a flat amount) and shall apply only to the Participant’s Sales Commissions payable with respect to service to be performed in the Year to which the deferral election applies and must be made on or before November 30 of the immediately preceding Year for which such deferral election applies.

(b)           Notwithstanding the foregoing, the plan administrator may specify a second enrollment period for any Plan Year for the purpose of allowing newly-hired employees or other newly-eligible individuals to enroll in the Plan.  Any such secondary enrollment shall comply with the requirements of Code Section 409A.

4.2          Deferral Period.

(a)           A Participant who is an employee shall elect a deferral period for each separate deferral of Salary, Bonus and/or Sales Commissions.  This election must be made at the same time as the Participant’s deferral election pursuant to Section 4.1.  The following options are available:

(i)            Scheduled In-Service Withdrawal.  A Participant may establish up to three (3) “in-service withdrawal” accounts that specify a Year, prior to the Participant’s Retirement (whether Early or Normal), in which the deferred funds will be distributed.  Participants only may elect to defer funds into an in-service withdrawal account whose distribution date is at least two (2) Years after the Year in which the compensation is deferred.

(ii)           Retirement.  A Participant may elect to defer funds into an account that will be distributed upon his or her Retirement (whether Early or Normal).  Distribution upon Normal Retirement will be the default election for any Participant who fails to make an affirmative election pursuant to Section 4.2(a).

(b)           However, notwithstanding any distribution election made by a Participant, payments of deferred amounts shall automatically be made upon the earliest to occur of:

(i)            the Participant’s death;

(ii)           the Participant’s total and permanent disability (as defined in the Corporation’s long term disability plan, but only to the extent such disability also meets the requirements for “disability” as defined under Section 409A of the Code); or

(iii)          in the case of employees only, the Participant’s Separation from Service for any reason other than Early or Normal Retirement.

(c)           Notwithstanding the Participant’s elections under Sections 4.1 and 4.2, the Participant may request to receive a withdrawal in the case of an unforeseeable emergency.  An unforeseeable emergency will be deemed to have occurred in the following circumstances:

(i)            the Participant experiences a severe financial hardship resulting from an illness or accident of the Participant or his or her designated beneficiary, or the spouse or dependent of either one of them;

(ii)           the Participant loses his or her home due to casualty; or

(iii)          similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or his or her designated beneficiary.

The Committee shall determine whether a Participant’s request pursuant to this Section 4.2(c) shall be granted and the manner in which, if at all, the payment of deferred amounts or matching credits shall be altered or modified, which determinations shall be final, conclusive and not subject to appeal. In any event, payment under this Section 4.2(c) may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; and (iii) by cessation of deferrals under the Plan.  Withdrawals of amounts because of a severe financial hardship may only be permitted to the extent reasonably necessary to satisfy the hardship, plus to pay taxes on the withdrawal.  The Participant’s account will be credited with earnings in accordance with the Plan up to the date of distribution.  In the event a Participant receives a distribution under this Section 4.2(c), then such Participant will be ineligible to participate in the Plan for the remainder of the Year in which the distribution was received.

(d)           Directors who are not also employees are not permitted to elect a deferral period; rather, they are required to defer payment until their Separation from Service, at which time payment shall commence immediately.

4.3          Form of Payment.  Generally, payments are to be made in one lump sum.

(a)           However, a Participant who is an employee may elect for distributions from up to three (3) in-service withdrawal accounts established pursuant to Section 4.2(a)(i) to be paid either in a lump sum or in substantially equal annual installments for up to four (4) years.  The foregoing election with respect to the form of payments to be made from the in-service withdrawal account(s) must be made by the Participant at the same time that the Participant first establishes an in-service withdrawal account(s) under this Plan (i.e., at the same time as the Participant makes his or her first election under Section 4.2(a)(i) to defer an amount until a specified date).

(b)           In addition, if a Participant who is an employee elects under Section 4.2(a)(ii) to receive payments upon Early or Normal Retirement, the Participant can choose whether to have all such payments paid in a lump sum, or all such payments paid in up to ten (10) substantially equal annual installments.  The foregoing election with respect to the form of payments to be made upon Early or Normal Retirement must be made by the Participant at the same time that the Participant first establishes an account under this Plan for amounts deferred until Early or Normal Retirement (i.e., at the same time as the Participant makes the first election under Section 4.2(a)(ii) to defer an amount until Early or Normal Retirement).  Once a Participant elects between lump sum and installment payments, such election shall apply to amounts deferred until Early or Normal Retirement for all future years.

4.4          Modification, Corporate Discretion.  Notwithstanding a Participant’s election pursuant to Section 4.2, a Participant who is an employee may delay the timing and may change the form (i.e., lump sum versus installments) of any payment to be made pursuant to a scheduled in-service withdrawal or upon Early or Normal Retirement by written election (a “subsequent election”) made at least twelve (12) months prior to the date such deferred amounts are to be paid or commence being paid, provided, however, that (i) a subsequent election will not take effect until at least twelve (12) months after it is made and (ii) the subsequent election must defer payment for at least five (5) Years from the date payment otherwise would have been paid or commenced prior to the change (except as otherwise permitted pursuant to Section 409A of the Code).  For purposes of this Section 4.4, the entire series of installment payments is considered to be a single “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).  Once a Participant has elected to receive a payment upon Early or Normal Retirement, that election may not be changed to a commencement date prior to a Separation from Service except for a withdrawal on account of an unforeseeable emergency pursuant to Section 4.2(c).  In addition, the Corporation will also defer any scheduled in-service withdrawals to the first Year in which the deduction of the payment would not be limited by Section 162(m) of the Internal Revenue Code.

4.5          Denial of Participation.  In the event payment of deferred amounts commences because of long term disability or an unforeseeable emergency pursuant to Section 4.2(c), no deferrals may be made for the remainder of the Year in which the last payment occurs in connection with such disability or unforeseeable emergency.

SECTION 5.  MATCHING CREDITS

5.1          Effective Date and Eligibility.  Effective at such date as determined by the Board, the Corporation shall credit matching credits to Participants under this Plan.  The matching formula shall be determined by the Board at the time it activates this Section 5.

5.2          Payment.  Payment of matching credits shall occur at the same time as payment of deferred amounts to which the matching credits relate.  Notwithstanding the foregoing, in the case of a withdrawal on account of an unforeseeable emergency pursuant to Section 4.2(c), payment of matching credits shall occur at the time that payment of deferred amounts would have occurred under the provisions of this Plan excepting Section 4.2(c), rather than at the time the withdrawal on account of an unforeseeable emergency actually takes place.

SECTION 6.  DEFERRED COMPENSATION AND MATCHING CREDITS ACCOUNTS

6.1          Participant Accounts.

(a)           Deferred Compensation Accounts.  The Corporation shall establish and maintain one or more individual bookkeeping accounts in respect of deferrals made by a Participant called “Deferral Accounts.” A Participant shall have separate Deferral Accounts for deferred amounts to be paid after a Separation from Service and those paid during employment.  A Participant’s Deferral Accounts shall be credited with the dollar amount of any amount deferred as of the date the amount deferred otherwise would have become due and payable.

(b)           Matching Credits Accounts.  The Corporation shall establish and maintain an individual bookkeeping account in respect of matching credits by the Corporation for the benefit of an eligible Participant to be known as a “Matching Account” (and, together with the Deferral Accounts, “Accounts”).

6.2          Growth Increments on Accounts.  The Corporation will provide the opportunity for Growth Increments (which can be a negative number to reflect a loss of value) to be earned on the balances of a Participant’s Accounts.  The Committee will have the authority to select, from time to time, funds or investments for use in indexing and thus determining the Growth Increments.  The Accounts shall be credited daily with Growth Increments computed on the balances in such Accounts.  The Growth Increments shall be the sum of the income, capital growth, loss, etc., as selected and determined by the Committee.

6.3          Charges Against Accounts.  There shall be charged against a Participant’s Accounts any payments made to the Participant or to his or her beneficiary in accordance with Section 7.

SECTION 7.  PAYMENT OF DEFERRED AND MATCHING AMOUNTS

7.1          Payment of Deferred and Matching Amounts.  For purposes of determining the amount to pay a Participant upon a distribution from his or her Accounts, such Accounts shall be valued (including accumulated Growth Increments) as follows, subject to Section 7.2 hereof:

(a)           Scheduled In-Service Withdrawal.  In the case of a scheduled in-service withdrawal, a Participant’s Accounts shall be valued as of December 31 preceding the Year elected by the Participant.  The lump sum distribution, or the first installment payment, as the case may be, shall be paid on the first business day of the following January or as soon as practicable (and not to exceed 45 days) thereafter.  For purposes of making remaining installment payments, the Accounts will be revalued each December 31, with subsequent installment payments made on the first business day of each January or as soon as practicable (and not to exceed 45 days) thereafter.

(b)           Retirement.  In the case of a distribution upon Retirement (whether Early or Normal), a Participant’s Accounts shall be valued as of December 31 of the Year in which the Retirement occurs.  The lump sum distribution, or the first installment payment, as the case may be, shall be paid on the first business day of the following January or as soon as practicable (and not to exceed 45 days) thereafter.  For purposes of making remaining installment payments, the Accounts will be revalued each December 31, with subsequent installment payments made on the first business day of each January or as soon as practicable (and not to exceed 45 days) thereafter.

(c)           Unforeseeable Emergency.  In the case of a distribution on account of an unforeseeable emergency under Section 4.2(c), the Plan administrator will make arrangements to value the Accounts and make a distribution as soon as practicable, consistent with the requirements of Section 409A of the Code and subject to Section 5.2.

(d)           Other Distributions.  In the case of any distribution scenario not described in subsections (a) through (c) above, a Participant’s Accounts shall be valued as of the last day of the month in which the event triggering distribution occurs and shall be paid in the form of a lump sum within forty-five (45) days thereafter.

All payments shall be made in the form specified under Section 4.3, subject to Section 7.3.  The amount of any installment payment shall be equal to the sum of the balances in a Participant’s Accounts multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining.

7.2          Six-Month Delay for Specified Employees.  In the case of a Specified Employee, payments to be made or commence upon a Separation from Service (including Early or Normal Retirement, but not including a Separation from Service due to the Participant’s death) shall be delayed until a date that is six (6) months after such Separation from Service, except that in no case shall the six (6)-month delay described in this Section 7.2 apply to a payment made upon the occurrence of a Participant’s death.  The Deferral and Matching Accounts of a Specified Employee will be valued as of the date set forth in Section 7.1 or the last day of the applicable six (6)-month delay, if later.

7.3          Acceleration of Payments.  If prior to the payment of all or a portion of his Account, the Participants dies, suffers a total and permanent disability (as defined in Section 4.2(b)(ii)) or has a Separation from Service other than for Early or Normal Retirement, the balance of any amounts payable shall be paid in a lump sum, subject to Section 7.2, within sixty (60) days following such event to the Participant or, in the case of death, to the beneficiaries designated under Section 8.  Also, regardless of the event triggering payment (including Early or Normal Retirement), and notwithstanding any other provision of the Plan to the contrary, if a Participant’s Account balances total less than fifty thousand dollars ($50,000) in the aggregate at the time of the Participant’s Separation from Service or commencement of any scheduled in-service withdrawal, such amount, to the extent scheduled to be paid in installments, shall instead be paid to the Participant in a lump sum.

SECTION 8.  BENEFICIARY DESIGNATION

8.1          Designation of Beneficiary.  A Participant shall designate a beneficiary or beneficiaries who, upon the Participant’s death, are to receive the amounts that otherwise would have been paid to the Participant.  All designations shall be in writing to the Corporation in such form as it requires or accepts and signed by the Participant.  The designation shall be effective only if and when delivered to the Corporation during the lifetime of the Participant.  The Participant also may change his beneficiary or beneficiaries by a signed, written instrument delivered to the Corporation.  However, if a married Participant maintains his primary residence in a state that has community property laws, the Participant’s spouse shall join in any designation of a beneficiary or beneficiaries other than the spouse.  The payment of amounts shall be in accordance with the last unrevoked written designation of beneficiary that has been signed and delivered to the Corporation.

8.2          Death of Beneficiary.  In the event that all of the beneficiaries named in Section 8.1 predecease the Participant, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant’s estate, and in such event, the term “beneficiary” shall include his or her estate.

8.3          Ineffective Designation.  In the event the Participant does not designate a beneficiary, or if for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant’s estate, and in such event, the term “beneficiary” shall include the Participant’s estate.

SECTION 9.  RIGHTS OF PARTICIPANTS

9.1          Contractual Obligation.  It is intended that the Corporation is under a contractual obligation to make payments of a Participant’s Accounts when due.  Payment shall be made out of the general funds of the Corporation as determined by the Board.

9.2          Unsecured Interest.  No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Corporation.  To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.  Notwithstanding the above, the Corporation intends to informally fund for the obligations under this Plan through the Trust.  While contributions to the Trust are discretionary prior to a Change in Control, full contribution is required in accordance with Section 16.2 upon a Change in Control.

9.3          Employment.  Nothing in the Plan shall interfere with or limit in any way the rights of the Corporation to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation.

9.4          Participation.  No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

SECTION 10.  NONTRANSFERABILITY

10.1        Nontransferability.  In no event shall the Corporation make any payment under this Plan to any assignee or creditor of a Participant or a beneficiary.  Prior to the time of a payment hereunder, a Participant or a beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan nor shall such rights be assigned or transferred by operation of law.

SECTION 11.  ADMINISTRATION

11.1        Administration.  This Plan shall be administered by the Committee.  The Committee may from time to time establish rules for the administration of this Plan that are not inconsistent with the provisions of this Plan.

11.2        Finality of Determination.  The Committee has sole discretion in interpreting the provisions of the Plan.  The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

11.3        Expenses.  The cost of payments from this Plan and the expenses of administering the Plan shall be borne by the Corporation.

11.4        Action by the Corporation.  Any action required or permitted to be taken under this Plan by the Corporation shall be by resolution of the Board, by the duly authorized Committee of the Board, or by a person or persons authorized by resolution of the Board or the Committee.

SECTION 12.  AMENDMENT AND TERMINATION

12.1        Amendment and Termination.  The Corporation expects the Plan to be permanent but, since future conditions affecting the Corporation cannot be anticipated or foreseen, the Corporation necessarily must and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of the Board.  Notwithstanding the foregoing, upon the occurrence of a Change in Control (as hereinafter defined) the Plan may not be terminated or amended in such a manner as to decrease any benefits or rights accrued as of the date of the Change in Control without the approval of the majority of the Participants, and subject to Section 409A of the Code.

SECTION 13.  APPLICABLE LAW

13.1        Applicable Law.  This Plan shall be governed and construed in accordance with the laws of the State of California.

SECTION 14.  WITHHOLDING OF TAXES

14.1        Tax Withholding.  The Corporation shall have the right to deduct from all contributions made to, or payments made from, the Plan any federal, state, or local taxes required by law to be withheld with respect to such contributions or payments.

SECTION 15.  NOTICE

15.1        Notice.  Any notice required or permitted to be given under the Plan by a Participant shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Vice President of Human Resources of the Corporation, and by the Corporation shall be sufficient if made via electronic delivery, or, by either party shall be sufficient if made using any other method permitted by the Committee.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

SECTION 16.  CHANGE IN CONTROL

16.1        Change in Control.  For purposes of this Plan, a “Change in Control” shall be deemed to have occurred on the first to occur of any one of the events set forth in the following paragraphs:

(a)           any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation’s then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)           a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors.  “Incumbent Directors” shall mean Directors who either (i) are Directors of the Company as of November 1, 2003 or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two thirds of those Directors whose election or nomination was not in connection with any transaction described in this Section 16.1, or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(c)           there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than (i) a merger or consolidation, which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing fifty percent (50%) or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation’s then outstanding voting securities; or

(d)           the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets (in one transaction or a series of related transactions within any period of twenty four (24) consecutive months), other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.  Moreover, if the definition of “Change in Control” contained herein does not satisfy the requirements for a change in control as defined pursuant to Section 409A of the Code and the final regulations promulgated thereunder, then the definition contained herein shall be deemed modified to the minimum extent necessary to satisfy such requirements.

For purposes of the definition of Change in Control, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation or (v) any individual, entity or group which is permitted to, and actually does, report its Beneficial Ownership on Schedule 13G (or any successor schedule); provided that if any such individual, entity or group subsequently becomes required to or does report its Beneficial Ownership on Schedule 13D (or any successor schedule), such individual, entity or group shall be deemed to be a Person for purposes hereof on the first date on which such individual, entity or group becomes required to or does so report Beneficial Ownership of all of the voting securities of the Corporation Beneficially Owned by it on such date.

16.2        Effect of Change in Control.  Upon a Change in Control, the Corporation must contribute to the Trust as provided in the Trust.

16.3        Successors.  Any successor in interest to the Corporation, including a purchaser of a substantial portion of its assets, must assume the obligations of this Plan.

SECTION 17.  CONSTRUCTION

17.1        Construction.  The provisions of this Plan are intended to comply with Section 409A of the Code and the final regulations promulgated thereunder, and shall be so construed and interpreted.  In the event that any provision of this Plan does not comply with Section 409A of the Code, such provision shall be deemed to be amended to the minimum extent necessary to cause it to comply.

SECTION 18.  CLAIMS PROCEDURE

18.1        Claims Procedure.  The Committee shall be the “administrator” of the Plan.  If a Participant or other person makes a claim for benefits under the Plan, he or she generally will be notified electronically or in writing within ninety (90) days after the claim is received whether it was accepted or denied.  If an extension of time for processing the claim is required, the administrator may take up to an additional ninety (90) days, provided that the administrator sends the Participant or other person written notice of the extension before the expiration of the original ninety (90)-day period.  The notice provided to will describe why an extension is required and when a decision is expected to be made.

If a claim is wholly or partially denied, the denial notice will contain the following information:

•                  the reasons for the denial, including specific reference to those plan provisions on which the denial is based;

•                  a description of any additional information necessary to complete the claim and an explanation of why such information is necessary;

•                  an explanation of the steps to be taken to appeal the adverse determination;  and

•                  a statement of the Participant’s right to bring a civil action under section 502(a) of ERISA following an adverse decision after appeal.

If a claim is wholly or partially denied, the Participant or other person may submit a request for an appeal within sixty (60) days of receiving notice of the denial.  The Participant or other person may submit comments, records, documents, or other information supporting his or her appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the Participant or other person will be provided reasonable access to and copies of all documents, records and other information relevant to his or her claim.

A Participant or other person generally will be notified electronically or in writing of the outcome of his or her appeal within sixty (60) days after it is received.  If an extension of time for processing the appeal is required, the appeal reviewer may take up to an additional sixty (60) days provided that the appeal reviewer sends written notice of the extension before the expiration of the original sixty (60)-day period.  If the appeal is wholly or partially denied, the denial notice will explain the reasons for the decision and include the following:  (i) references to the specific plan provision(s) upon which the decision was based;  (ii) a statement that, upon request and free of charge, the Participant or other person will be provided reasonable access to and copies of all documents, records and other information relevant to his or her claim for benefits;  and (iii) a statement of his or her right to bring a civil action under section 502(a) of ERISA.